EX-10.16
GENERAL RELEASE AND SETTLEMENT AGREEMENT


      This General Release and Settlement Agreement ("Agreement") is made and entered into on this
13th day of July, 1995, by and between CenCor, Inc., a Delaware corporation ("Cencor"), and Dennis
Berglund ("Berglund").

      WHEREAS, Cencor and Berglund entered into a Stock Appreciation Agreement dated August 29,
1994 (the "SAR Agreement") and the parties desire to satisfy their respective obligations under the SAR
Agreement and release all Claims (as hereinafter defined) against each other in accordance with the provisions of this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by the parties to this
Agreement, the parties hereto agree as follows:

1. Cencor hereby delivers to Berglund, the receipt of which Berglund acknowledges, the gross sum of Eighty-five Thousand Dollars ($85,000) (less all applicable federal, state, local and FICA taxes) in the form of Cencor's check therefor, which amount shall constitute the entire amount due and owing Berglund pursuant to the terms and conditions of the SAR Agreement, which SAR Agreement is hereby terminated and of no further force or effect.

2. Cencor and Berglund do hereby fully, finally, and irrevocably release, settle, and discharge each other, their respective agents, ser-vants, representatives, employees, successors, and assigns, from any and all claims, equities, claims for relief, expenses, written or oral contracts (including, but not limited to, the SAR Agreement), damages, injuries, losses, all causes or causes of action, choses in action, whether in contract or tort, suits and demands whatsoever ("Claims"), which they may now have or hereinafter have against each other, their respective representatives, employees, beneficiaries, attorneys, agents, successors and assigns.

3. The parties agree and acknowledge that nothing contained in this Agreement constitutes an admission by any party hereto with respect to the Claims of any other party or of liability with respect to any matter referred to herein.

4. The parties further stipulate and agree that this Agreement is the entire agreement of the parties and that in executing this Agreement each party is reliant upon their own judgment and that no other representation, promise or agreement not herein expressed has been made to any of the parties by any person.

5. The parties further stipulate and agree that this Agreement shall be binding and inure to the benefit of their respective successors and assigns and upon all persons, firms, or corporations claiming by and through the parties herein.

6. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Missouri.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

            CENCOR, INC.


            By/s/   Jack Brozman
              Jack Brozman, President

            /s/   Dennis Burglund
            Dennis Berglund